Exhibit 10.38
EXECUTION VERSION

This    FOURTH    AMENDMENT    TO    THE    REVOLVING    CREDIT    AND
SECURITY AGREEMENT (this “Amendment”), dated as of January 9, 2023 (the “Amendment Date”), is entered into by and among ARCC FB FUNDING LLC, a Delaware limited liability company, as the borrower (the “Borrower”), the LENDERS party to the Revolving Credit Agreement, BNP PARIBAS, as the administrative agent (the “Administrative Agent”), ARES CAPITAL CORPORATION, a Maryland corporation, as the equityholder (in such capacity, the “Equityholder”), ARES CAPITAL CORPORATION, a Maryland corporation, as the servicer (in such capacity, the “Servicer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. Bank National Association, as collateral agent (the “Collateral Agent”).

WHEREAS, the Borrower, the lenders from time to time party thereto, the Administrative Agent, the Equityholder, the Servicer and the Collateral Agent are party to the Revolving Credit and Security Agreement, dated as of June 11, 2020 (as amended from time to time prior to the date hereof, the “Revolving Credit Agreement”);

WHEREAS, the Relevant Recipients (as defined in Appendix A hereto) have received from the Borrower the transaction summary as set out in Schedule 10 in Appendix A hereto in accordance with Article 7(1)(c) of the Securitisation Regulation; and

WHEREAS, the parties hereto desire to amend the Revolving Credit Agreement, in accordance with Section 13.01(b) of the Revolving Credit Agreement subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Revolving Credit Agreement.

ARTICLE II

Amendments to Revolving Credit Agreement

SECTION 2.1. As of the Amendment Date, the Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.

SECTION 2.2. As of the Amendment Date, Schedule 1 to the Revolving Credit Agreement is hereby amended by replacing Schedule 1 in its entirety with the pages set attached as Appendix B hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower and the Equityholder hereby represent and warrant to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Default, Event of Default, Potential Servicer Removal Event or Servicer Removal Event has occurred and is continuing or shall occur on the Amendment Date after giving effect to this Amendment and the transaction contemplated hereby and (ii) the representations and warranties of the Borrower, the Servicer and the Equityholder contained in Sections 4.01, 4.02 and 4.03 of the Revolving Credit Agreement are true and correct in all material respects on and as of the Amendment Date (other than any representation and warranty that is made as of a specific date); provided that, to the extent that any such representation and warranty is otherwise qualified by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects.

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment will be effective upon the satisfaction of each of the following conditions:

(a)the execution and delivery of this Amendment by the Borrower, the Lenders, the Administrative Agent, the Equityholder and the Servicer;

(b)all fees due and owing to the Administrative Agent and each Lender on or prior to the Amendment Date have been paid; and

(c)the Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP, counsel to the Borrower, in form and substance acceptable to the Administrative Agent in its reasonable discretion.

ARTICLE V
Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE

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TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment is deemed to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Revolving Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect. All obligations under the Revolving Credit Agreement (as such obligations may be modified by this Amendment on the Amendment Date) shall continue to be valid, enforceable, and in full force and effect and shall not be impaired, in any respect, by the effectiveness of this Amendment. This Amendment shall form a part of the Revolving Credit Agreement for all purposes and reference to this specific Amendment need not be made in the Revolving Credit Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Revolving Credit Agreement, any reference in any of such items to the Revolving Credit Agreement being sufficient to refer to the Revolving Credit Agreement as amended hereby. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a “Facility Document” and each reference in the Revolving Credit Agreement to “herein”, “hereunder” or words of like import referring to the Revolving Credit Agreement and each reference in any other Facility Document to “Revolving Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Revolving Credit Agreement” shall mean and be a reference to the Revolving Credit Agreement as amended hereby. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of or operate as a waiver of any right, power or remedy under the Revolving Credit Agreement or any of the other Facility Documents. This Amendment shall not constitute a novation of the obligations and liabilities of the parties under the Revolving Credit Agreement or the other Facility Documents as in effect on or prior to the Amendment Date.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission (including electronic signature pursuant to and in accordance with the Revolving Credit Agreement) is effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable; provided that no electronic signatures may be affixed through the use of a third-party service provider. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively

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rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and are not deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Direction to Execute. The Administrative Agent hereby authorizes and directs the Collateral Agent to execute this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

ARCC FB FUNDING LLC

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

[Signature Page to Fourth Amendment to Revolving Credit and Security Agreement]

EQUITYHOLDER:

ARES CAPITAL CORPORATION,
as the Equityholder

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

ARES CAPITAL CORPORATION,
as the Servicer

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

[Signature Page to Fourth Amendment to Revolving Credit and Security Agreement]

ADMINISTRATIVE AGENT:

BNP PARIBAS,
as Administrative Agent

By:	/s/ Sohaib Naim
Name:	Sohaib Naim
Title:	Director

By:	/s/ Meredith Middleton
Name:	Meredith Middleton
Title:	Director

[Signature Page to Fourth Amendment to Revolving Credit and Security Agreement]

LENDER:

BNP PARIBAS,
as Lender

By:	/s/ Sohaib Naim
Name:	Sohaib Naim
Title:	Director

By:	/s/ Meredith Middleton
Name:	Meredith Middleton
Title:	Director

[Signature Page to Fourth Amendment to Revolving Credit and Security Agreement]

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION, as a Collateral Agent

By:	/s/ Daniel Scully
Name:	Daniel Scully
Title:	Vice President

[Signature Page to Fourth Amendment to Revolving Credit and Security Agreement]

APPENDIX A

[Revolving Credit Agreement]

EXECUTION VERSION
Conformed through ~~Third~~Fourth Amendment, dated ~~August 17~~January 9, ~~2022~~2023

REVOLVING CREDIT AND SECURITY AGREEMENT

among

ARCC FB FUNDING LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,
BNP PARIBAS,
as Administrative Agent,

ARES CAPITAL CORPORATION,
as Equityholder,

ARES CAPITAL CORPORATION,
as Servicer,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

Dated as of June 11, 2020

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED FACILITY. ALL ADVANCES ARE DISCRETIONARY ON THE PART OF THE LENDERS IN THEIR SOLE AND ABSOLUTE DISCRETION.

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

SECTION 1.01 Definitions	1
SECTION 1.02 Rules of Construction	~~53~~ 55
SECTION 1.03 Computation of Time Periods	~~54~~ 56
SECTION 1.04 Collateral Value Calculation Procedures	~~54~~ 56

ARTICLE II

ADVANCES

SECTION 2.01 Revolving Credit Facility	~~56~~ 58
SECTION 2.02 Requests for Collateral Loan Approval	~~57~~ 58
SECTION 2.03 Making of the Advances	~~58~~ 60
SECTION 2.04 Evidence of Indebtedness	~~59~~ 61
SECTION 2.05 Payment of Principal and Interest	~~60~~ 61
SECTION 2.06 Prepayment of Advances	~~61~~ 62
SECTION 2.07 Changes of Individual Lender Maximum Funding Amounts	~~61~~ 63
SECTION 2.08 Maximum Lawful Rate	~~62~~ 63
SECTION 2.09 Several Obligations	~~62~~ 64
SECTION 2.10 Increased Costs	~~62~~ 64
SECTION 2.11 Compensation; Breakage Amounts	~~64~~ 65
SECTION 2.12 Inability to Determine Rates	~~64~~ 66
SECTION 2.13 Rescission or Return of Payments	~~64~~ 66
SECTION 2.14 Post-Default Interest	~~65~~ 66
SECTION 2.15 Payments Generally	~~65~~ 67
SECTION 2.16 Extension of Facility Termination Date	~~66~~ 68
SECTION 2.17 Defaulting Lenders	~~66~~ 68
SECTION 2.18 ~~LIBOR Discontinuation~~Benchmark Replacement Setting	~~67~~ 69

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Initial Advance	~~71~~ 73
SECTION 3.02 Conditions Precedent to Each Advance	~~73~~ 75

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower	~~74~~ 76
SECTION 4.02 Representations and Warranties of the Servicer	~~78~~ 80
SECTION 4.03 Representations and Warranties of the Equityholder	~~81~~ 83

ARTICLE V
COVENANTS

SECTION 5.01 Affirmative Covenants of the Borrower	~~83~~ 85
SECTION 5.02 Covenants of the Servicer	~~88~~ 90
SECTION 5.03 Negative Covenants of the Borrower	~~90~~ 93
SECTION 5.04 Covenants of the Equityholder	~~93~~ 95
SECTION 5.05 Certain Undertakings Relating to Separateness	~~94~~ 96

ARTICLE VI
EVENTS OF DEFAULTS

SECTION 6.01 Events of Default	~~94~~ 97
SECTION 6.02 OC Ratio Breach Cures	~~97~~ 100

ARTICLE VII
PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

SECTION 7.01 Grant of Security	~~98~~ 100
SECTION 7.02 Release of Security Interest	~~99~~ 101
SECTION 7.03 Rights and Remedies	~~99~~ 102
SECTION 7.04 Remedies Cumulative	~~102~~ 105
SECTION 7.05 Related Documents	~~102~~ 105
SECTION 7.06 Borrower Remains Liable	~~103~~ 105
SECTION 7.07 Protection of Collateral	~~103~~ 105

ARTICLE VIII
ACCOUNTS, ACCOUNTINGS AND RELEASES

SECTION 8.01 Collection of Money	~~104~~ 106
SECTION 8.02 Collateral Account and Collection Account	~~104~~ 107
SECTION 8.03 Payment Account	~~105~~ 108

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SECTION 8.04 The Revolving Reserve Account; Fundings	~~106~~ 108
SECTION 8.05 [Reserved]	~~107~~ 109
SECTION 8.06 Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent	~~107~~ 109
SECTION 8.07 Accountings	~~107~~ 110
SECTION 8.08 Release of Collateral	~~109~~ 111
SECTION 8.09 Reports by Independent Accountants	~~110~~ 112

ARTICLE IX
APPLICATION OF MONIES

SECTION 9.01 Disbursements of Monies from Payment Account	~~111~~ 113

ARTICLE X
SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

SECTION 10.01 Sales of Collateral Loans	~~115~~ 117
SECTION 10.02 Purchase of Additional Collateral Loans	~~119~~ 122
SECTION 10.03 Conditions Applicable to All Sale and Purchase Transactions	~~120~~ 122
SECTION 10.04 Additional Equity Contributions	~~121~~ 123
ARTICLE XI
ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 11.01 Appointment and Designation of the Servicer	~~121~~ 123
SECTION 11.02 Duties of the Servicer	~~123~~ 125
SECTION 11.03 Authorization of the Servicer	~~125~~ 127
SECTION 11.04 Collection Efforts, Modification of Collateral	~~126~~ 128
SECTION 11.05 Servicer Compensation and Expenses	~~126~~ 128
SECTION 11.06 The Servicer Not to Resign	~~126~~ 128
ARTICLE XI
THE AGENTS

SECTION 12.01 Authorization and Action	~~126~~ 129
SECTION 12.02 Delegation of Duties	~~128~~ 130
SECTION 12.03 Agents' Reliance, Etc.	~~128~~ 130
SECTION 12.04 Indemnification	~~130~~ 133
SECTION 12.05 Successor Agents	~~131~~ 133
SECTION 12.06 The Collateral Agent	~~131~~ 134

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ARTICLE XI
THE AGENTS

SECTION 13.01 No Waiver; Modifications in Writing	~~134~~ 136
SECTION 13.02 Notices, Etc	~~135~~ 137
SECTION 13.03 Taxes	~~136~~ 138
SECTION 13.04 Costs and Expenses; Indemnification	~~140~~ 142
SECTION 13.05 Execution in Counterparts	~~141~~ 144
SECTION 13.06 Assignability	~~141~~ 144
SECTION 13.07 Governing Law	~~144~~ 146
SECTION 13.08 Severability of Provisions	~~144~~ 146
SECTION 13.09 Confidentiality	~~144~~ 146
SECTION 13.10 Merger	~~145~~ 147
SECTION 13.11 Survival	~~145~~ 147
SECTION 13.12 Submission to Jurisdiction; Waivers; Etc.	~~145~~ 147
SECTION 13.13 Waiver of Jury Trial	~~146~~ 149
SECTION 13.14 Right of Setoff; Payments Pro Rata	~~146~~ 149
SECTION 13.15 PATRIOT Act Notice	~~146~~ 149
SECTION 13.16 Legal Holidays	~~147~~ 150
SECTION 13.17 Non-Petition	~~147~~ 150
SECTION 13.18 Waiver of Setoff	~~148~~ 150
SECTION 13.19 Collateral Agent Execution and Delivery	~~148~~ 150
SECTION 13.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~148~~ 151
SECTION 13.21 WAIVER OF SOVEREIGN IMMUNITY	~~149~~ 151
SECTION 13.22 Securitisation Regulation Requirements	~~149~~ 151
SECTION 13.23 Adequacy of Monetary Damages Against the Lenders	~~151~~ 153
SECTION 13.24 EU Transparency Requirements	153

SCHEDULES

SCHEDULE 1	Initial Individual Lender Maximum Funding Amounts and Percentages
SCHEDULE 2	[Reserved]
SCHEDULE 3	Initial Collateral Loans
SCHEDULE 4	Industry Classifications
SCHEDULE 5	Notice Information
SCHEDULE 6	Authorized Signatories
SCHEDULE 7	Diversity Score
SCHEDULE 8	[Reserved]
SCHEDULE 9	Initial Asset List
SCHEDULE 10	Transaction Summary

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“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Administrative Agent, the Structuring Agent, the Borrower and the Servicer, as amended or supplemented from time to time.

“Administrative Expense Cap” means, for any Payment Date, an amount not to exceed $225,000 for any twelve (12) month period.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a)first, on a pro rata basis, to the Collateral Agent, the Custodian and the Securities Intermediary, any amounts and indemnities payable to such entities pursuant to the Facility Documents (including any amounts payable in connection with the EU Transparency Reporting Side Letter Agreement); ~~and~~

(b)second, on a pro rata basis, to:

(i)the Independent Accountants, agents (other than the Servicer) and outside counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents and to the Independent Director of the Borrower for its fees and expenses incurred in acting in such capacity; and

(ii)to any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan; and

(c)third, to the payment of any expenses of obtaining documents, reports or information to enable compliance by any Lender with Article 5 of the Securitisation Regulation (other than the amounts specified in clause (a) above).

“Advance” means each loan advanced by each Lender to the Borrower on a Borrowing Date pursuant to Article II.

“Advance Rate” means, with respect to any Collateral Loan, the percentage set forth in the below table corresponding to the Loan Type and Loan Class of such Collateral Loan, subject to the exceptions and adjustments set forth immediately following such table:

Loan Type	Loan Class	Advance Rate
First Lien Loans that are not Recurring Revenue Loans	Class 1 Loans	65%
	Class 2 Loans	62.5%
	Class 3 Loans	60%
First Lien Last Out Loans	Class 1 Loans	55%
	Class 2 Loans	55%
	Class 3 Loans	55%
Second Lien Loans	Class 1 Loans	35%

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“AUP Report Date” has the meaning assigned to such term in Section 8.09.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union (as amended or re-enacted) establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). For the purposes of this definition, a reference to “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq., or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.50%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (b) above will be determined based on a year of 360 days and actual days elapsed. If the calculation of the Base Rate results in a Base Rate of less than zero (0), the Base Rate shall be deemed to be zero (0) for all purposes hereunder.

“Benchmark” means, initially, ~~LIBOR~~the Term SOFR Reference Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred with respect to ~~LIBOR~~the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(~~b) or (c~~a).

“BNP” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

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“Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Advance Rate as of such date (excluding any Sale Settlement Pending Collateral from the calculation of the Weighted Average Advance Rate), (y) the Aggregate Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral from the calculation of the Aggregate Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of the Sale Settlement Pending Collateral as of such date.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified as mutually agreed by the Administrative Agent and the Borrower from time to time.

“Borrowing Date” means the date of an Advance.

“Business Day” means (a) any day of the year except~~: (a)~~ a Saturday, Sunday or other day on which commercial banks in New York City, Boston, Massachusetts, St. Paul, Minnesota, Florence, South Carolina or the city in which the offices of the Collateral Agent, the Custodian or the Securities Intermediary are located are authorized or required by law to close; ~~and~~ or (b) if ~~such~~any day relates to ~~any~~an interest rate setting as to an Advance determined by reference to ~~LIBOR, any day on which banks are not open for dealings in Dollars in the London interbank market~~Term SOFR Reference Rate, a U.S. Government Securities Business Day.

“CAD Collection Account” means the single, segregated account with respect to Collections in Canadian Dollars at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.

“Canadian Dollars” means the lawful currency of Canada.

“Cash” means Dollars immediately available on the day in question. “Certificated Security” has the meaning specified in Section 8-102(a)(4) of the
UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the
Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, (y) the Securitisation Regulation and all rules promulgated thereunder and (z) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States

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“Collateral Loan Buy Confirmation” means with respect to any Collateral Loan, documentation evidencing, in reasonable detail, the Borrower’s acquisition of such Collateral Loan, and which shall identify at least the obligor, price and the Principal Balance of such Collateral Loan.

“Collateral Quality Test” means a test that is satisfied as of any Business Day on or after the date that is three (3) months after the Closing Date if, in the aggregate, the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy the Maximum Weighted Average Life Test (or in relation to a proposed purchase after the date that is three (3) months after the Closing Date, if not in compliance, the test is maintained or improved after giving effect to any purchase or sale effected on any such Business Day), calculated in accordance with Section 1.04.

“Collection Account” has the meaning assigned to such term in Section 8.02(a)(ii), including the Principal Collection Subaccount, the Interest Collection Subaccount, the CAD Collection Account, the EUR Collection Account and the GBP Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Interest and fees and all other Obligations (other than contingent indemnification and reimbursement obligations which are unknown, unmatured and/or for which no claim giving rise thereto has been asserted) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means, with respect to any Payment Date, the monthly period from and including the date on which the first Advance is made hereunder to but excluding the first Collection Period Start Date following the date of such Advance and each successive monthly period from and including a Collection Period Start Date to but excluding the immediately succeeding Collection Period Start Date or, in the case of the Collection Period immediately preceding the Final Maturity Date or the Collection Period immediately preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collection Period Start Date” means the first calendar day of each month of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in July 2020.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Competent Authority” has the meaning given to it in the Securitisation

Regulation.

“Concentration Calculation Amount” means (a) from the Closing Date to the date that is the six-month anniversary of the Closing Date, the greater of (i) the Maximum Portfolio

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(i)not more than 5.00% of the Concentration Calculation Amount may consist of Fixed Rate Loans;

(ii)not more than 10.00% of the Concentration Calculation Amount may consist of Partial PIK Loans; and

(iii)not more than 10.00% of the Concentration Calculation Amount may consist of Recurring Revenue Loans.

Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing request or prepayment, conversion or continuance notices, the applicability and length of lookback periods, the applicability of any breakage payments under Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practices (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of the Agreement and the other Facility Documents).

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contribution Notice” has the meaning assigned to such term in Section 10.04(a).
“Control” means the direct or indirect possession of the power to vote 50% or more of the voting securities of such Person or the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Cov-Lite Loan” means a loan that does not (I) contain any financial covenants or
(II) require the related Obligor of such loan to comply with any maintenance covenant; provided that a loan described in clause (I) or (II) above that either (i) contains a cross-default provision to,

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determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan under Section 4042 of ERISA, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the complete withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan, in each case of subsections (a) through (i), that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of Section 302 of ERISA or Section 412 of the Code (and the regulations promulgated and rulings issued thereunder), Section 414(m) or (o) of the Code, with the Borrower.

“EU Bail-In Legislation Schedule” means the document described as the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Due Diligence Requirements” means the due diligence and verification requirements applicable to EU Institutional Investors under Article 5 of the Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder) in respect of securitization positions, as in effect and/or amended or supplemented from time to time.

“EU Institutional Investor” has the meaning given to “institutional investor” under the Securitisation Regulation.

“EU Risk Retention Requirement” means Article 6 of the Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“EU Transparency Reporting Side Letter Agreement” means any side letter agreement between the Borrower and the Collateral Agent that identifies itself as an EU Transparency Reporting Side Letter Agreement (or equivalent or similar name) thereunder.

USActive ~~55479929.4    -23-~~58363225.2
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“EU Transparency Requirements” means Article 7 of the Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“EUR Collection Account” means the single, segregated account with respect to Collections in Euros at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.

“Euros” or “€” means the lawful currency of the EEA Member Countries that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, as of any date of determination on which any one or more of the Concentration Limitations are exceeded, an amount (calculated by the Servicer and without duplication) equal to the Dollar Equivalent of the portion of the Adjusted Principal Balance of each Eligible Collateral Loan that causes such Concentration Limitation to be exceeded.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Interest Collection Subaccount representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 9.01(a)(i)(A), (B), (C) and (D), on the next Payment Date, any prepayment date or the Final Maturity Date, as applicable, in each case, as determined by the Borrower in good faith and in a commercially reasonable manner.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Affiliate” means any portfolio company of (x) the Servicer, (y) the Equityholder or (z) any Affiliate thereof, as applicable, that is not consolidated on the financial statements of the Servicer or the Equityholder, as applicable.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Loan included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any Governmental Authority on such Collateral Loan or on any underlying asset securing such Collateral Loan and
(b) any amount received in the Collection Account (or other applicable account) representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the applicable secured party pursuant to escrow arrangements under a Related Document, (iii) any amount received in the Collection Account with respect to any Collateral Loan sold or transferred by the Borrower pursuant to Section 10.01

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interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, the greater of (a) 0% and (b) a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Basis Amount” means, for any Payment Date, an amount equal to the Aggregate Principal Balance.

“Final Maturity Date” means the earlier to occur of (i) the Business Day 24 months after the Facility Termination Date and (ii) the date on which the Final Maturity Date is declared pursuant to Section 6.01.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“First Lien First Out Loan” means one or more tranches of First Lien Loans issued by an Obligor under the same Related Documents as a First Lien Last Out Loan that at any time prior to and/or after an event of default under the Related Documents, will be paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement before such First Lien Last Out Loan is paid.

“First Lien Last Out Loan” means a Collateral Loan that would be a First Lien Loan but for the fact that at any time prior to and/or after an event of default under the Related Documents, such Collateral Loan will be paid after any First Lien First Out Loan issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement or the Obligor has a Working Capital Revolver that is at any time prior to and/or after an event of default, senior to such Collateral Loan in payment priority or in lien priority with respect to all collateral securing such Collateral Loan; provided that if the First Out Leverage of such Collateral Loan is less than 0.25:1.00, as determined by the Servicer in

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“First Out Leverage” means the ratio of (x) the sum of first out indebtedness and Working Capital Revolver capacity that is secured by a Permitted Working Capital Lien to (y) EBITDA.

“Fixed Rate Loan” means any Collateral Loan that bears a fixed rate of interest. “Floor” means a rate of interest equal to 0.0%.
“Foreign Lender” means

a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fourth Amendment Effective Date” means January 9, 2023.

“FRB” has the meaning specified in the definition of Deliver.

“Fundamental Amendment” means, with respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Individual Lender Maximum Funding Amounts or change the Final Maturity Date (other than an increase of the Individual Lender Maximum Funding Amount of a particular Lender or the addition of a new Lender agreed to by the relevant Lender), (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder (other than in connection with the appointment of a Benchmark Replacement), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 13.01(b), (g) modify the definition of the terms “Majority Lenders,” “Required Lenders,” “Maximum Available Amount,” “Advance Rate,” “Borrowing Base,” “Minimum OC Coverage Test,” “Collateral Quality Test,” “Collateral Loan,” “Eligible Collateral Loan,” “Eligible Country,” “Class 1 Borrowing Base,” “Class 2 Borrowing Base,” “Class 3 Borrowing Base,” “Class 1 Minimum OC Coverage Test,” “Class 2 Minimum OC Coverage Test,” “Class 3 Minimum OC Coverage Test,” “Class 1 Loan,” “Class 2 Loan” or “Class 3 Loan” or any component thereof defined therein (in each case, other than any administrative, non-material amendment agreed to by the Borrower and the Administrative Agent); (h) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (i) extend the Reinvestment Period, in each case to the extent such amendment, modification, waiver or supplement relates to such Lender.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GBP Collection Account” means the single, segregated account with respect to Collections in Pounds Sterling at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.

“Government Security” has the meaning specified in the definition of Deliver.

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(b)all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account;

(c)all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d)commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

provided that:

(1)as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the Principal Balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds; and

(2)any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Collateral Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the related Collateral Loan, at the time it became a Defaulted Collateral Loan, for which such Equity Security was received in exchange.

“Interest Rate” means, for any Class as of any date of determination, an interest rate per annum equal to ~~the Benchmark~~Term SOFR (or the Base Rate, if applicable) plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor Report” means the ongoing quarterly investor reports required pursuant to and in accordance with Article 7(1)(e) of the Securitisation Regulation.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of

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public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Lenders, the Borrower and the Servicer, as amended or supplemented from time to time, and any other fee letter between a Lender, the Borrower and the Servicer that identifies itself as a Lender Fee Letter hereunder.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket fees and expenses of agents, experts and outside attorneys) and disbursements of any kind or nature whatsoever.

~~“LIBOR” means, for any LIBOR Period, the ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in the relevant currency for a period equal to three months as displayed in the Bloomberg Financial Markets System (or such other page on that service or such other service designated by the ICE Benchmark Limited for the display of such administration’s London interbank offered rate for deposits in the relevant currency) as of 11:00 a.m., London time on the day that is two Business Days prior to the first day of the LIBOR Period (the “Screen Rate”); provided that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant LIBOR Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in the relevant currency are offered to the Administrative Agent two (2) Business Days preceding the first day of such LIBOR Period by four leading banks (selected by the Administrative Agent after consultation with the Borrower) in the London or other offshore interbank market for the relevant currency as of 11:00 a.m. for delivery on the first day of such LIBOR Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Advance; provided, if such rate is less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.~~

~~“LIBOR Period” means (a) with respect to the first LIBOR Period, the period from and including the Closing Date to and including the last day of September 2020 and (b) with respect to any subsequent LIBOR Period, the three-month period commencing from and including the first day of the next calendar month after the previous LIBOR Period ended and ending on the last day of the third calendar month after the previous LIBOR Period ended; provided that the final LIBOR Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.~~

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional

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“Maximum Facility Amount” means $~~300,000,000~~500,000,000 (as such amount may be reduced pursuant to Section 2.07); provided that it is understood that the loan facility established under this Agreement is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall have committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List), provided that the related conditions precedent set forth in Article III are satisfied with respect to such Advances on the applicable Borrowing Date.

“Maximum Portfolio Amount” means, as of any date of determination, the sum of
(i) the Maximum Facility Amount as of such date and (ii) the aggregate amount of all contributions by the Equityholder to the Borrower (other than contributions made to cure a Default or an Event of Default) less any principal distributions that constitute a return of capital to the Equityholder other than Excluded Principal Distributions.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to six and a half (6.5) years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Payment Date Report Determination Date and (d) each other date reasonably requested by the Administrative Agent.

“Mezzanine Obligations” means unsecured obligations that are contractually subordinated in right of payment to other debt of the same issuer.

“Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the OC Ratio as of such date is equal to or greater than 1.00:1.00.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net-Debt-to-Recurring-Revenue Ratio” means, with respect to any Collateral Loan for any period, the meaning of “Net-Debt-to-Recurring-Revenue Ratio” or any comparable term defined in the Related Documents for such Collateral Loan, and in any case that “Net-Debt-to-Recurring-Revenue Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) indebtedness of the related Obligor under such Collateral Loan and all other indebtedness of such Obligor that is senior or pari passu in right of payment to such Collateral Loan minus Unrestricted Cash and cash equivalents to (b) TTM Recurring Revenue, as calculated by the Servicer in good faith in accordance with the Servicing Standard using

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information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents; provided that, in the event of a lack of any such information necessary to calculate the Net-Debt-to-Recurring-Revenue Ratio for any Collateral Loan, the Net-Debt-to-Recurring-Revenue Ratio for such Collateral Loan shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Servicer or, if agreed to by the Administrative Agent, by the Servicer in good faith in accordance with the Servicing Standard.

“Non-Approval Event” means an event that (x) will be deemed to have occurred if the ratio (measured on a rolling three-month basis) of (i) the number or Dollar amount of Approval Requests for loans that satisfy the requirements of an Eligible Collateral Loan rejected by the Administrative Agent over (ii) the total number or aggregate Dollar amount of Approval Requests is greater than 70% and (y) will be continuing until the conditions set forth in clause (x) of this definition are no longer true; provided that, until ten (10) loans have been submitted for approval to the Administrative Agent by the Servicer, the ratio of clause (x)(i) over clause (x)(ii) shall be deemed to be zero.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.04(b), substantially in the form of Exhibit A.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.03(a). “Notice of Prepayment” has the meaning assigned to such term in Section 2.06(a). “NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any loan, each Person obligated to pay Collections in respect of such loan, including any applicable guarantors; provided that for purposes of determining the domicile of an Obligor for purposes of the definitions of Concentration Limitations and Eligible Collateral Loan, the term “Obligor” shall only include the Person in respect of which the Collateral Loan was principally underwritten.

“Obligor Measurement Date” means the last day of each relevant period for which an Obligor delivers financial reporting information that includes the calculation of financial covenants, as certified by a Responsible Officer of such Obligor (which is required to occur no less frequently than quarterly).

“OC Ratio” means, as of any Business Day, the ratio of (a) the Borrowing Base to
(b) the sum of (x) the aggregate outstanding principal balance of the Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Collateral Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

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“Participant Register” has the meaning assigned to such term in Section 13.06(c)(ii).

“PATRIOT Act” has the meaning assigned to such term in Section 13.15.

“Payment Date” means the 15th day of each month, commencing with October 2020; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“Payment Date Report” has the meaning assigned to such term in Section 8.07(b).

“Payment Date Report Determination Date” has the meaning assigned to such term in Section 8.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” means with respect to any Lender as of any date of determination,
(a) with respect to each Lender party hereto and listed on Schedule 1, the percentage applicable to such Lender on such date of determination as specified on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, and
(b) with respect to each Lender that has become a party hereto pursuant to an Assignment and Acceptance and not listed on Schedule 1, the percentage set forth therein as such Lender’s Percentage, in each case as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Assignee” means (a) a Lender or any of its Affiliates or (b) any Person managed by a Lender or any of its Affiliates.

“Permitted Currencies” means Pounds Sterling, Euro, Dollars and Canadian
Dollars.

“Permitted Distribution” means, on any Business Day, distributions of (x) Interest
Proceeds so long as immediately after giving effect to such Permitted Distribution, sufficient Interest Proceeds remain to pay all amounts payable on the immediately following Payment Date pursuant to Section 9.01(a)(i) as determined by the Servicer in good faith and/or (y) prior to the last day of the Reinvestment Period, Principal Proceeds; provided that amounts may be distributed pursuant to this definition so long as (i) no Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) the Minimum OC Coverage Test is satisfied immediately prior to and immediately after giving effect to such

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“PIK Loan” means a loan (other than a Partial PIK Loan) that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, in any case, which is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Asset Rule” has the meaning assigned to such term in Section 4.01(m).

“Portfolio Advance Rate Adjustment” means, as of any date of determination, the percentage set forth on the table below corresponding to the highest Diversity Score then-applicable to the Collateral Loans:

Diversity Score	Advance Rate Adjustment
Less than 4	0%
Greater than or equal to 4, but less than 6	40%
Greater than or equal to 6, but less than 10	60%
Greater than or equal to 10, but less than 14	80%
Greater than or equal to 14	100%

“Portfolio Report” means the ongoing quarterly portfolio level disclosure required pursuant and in accordance with Article 7(1)(a) of the Securitisation Regulation.

“Post-Default Rate” means a rate per annum equal to the Interest Rate otherwise in effect pursuant to this Agreement plus 2.00% per annum.

“Potential Servicer Removal Event” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute a Servicer Removal Event.

“Pounds Sterling” and “₤” means the lawful currency of the United Kingdom.

“Pricing Source” means any of Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X), Interactive Data Corporation or another nationally recognized broker-dealer or nationally recognized quotation service mutually agreed from time to time by (a) the Administrative Agent and (b) the Servicer.

“Prime Rate” means the rate determined by BNP from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by BNP in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest.

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“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board of the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Recipients” has the meaning specified in Section 13.24(a).

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of EBITDA, Interest Coverage Ratio or Senior Net Leverage Ratio, as applicable, for such Collateral Loan in the applicable Related Documents or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Related Documents, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Loan to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.
“Requested Amount” has the meaning assigned to such term in Section 2.03.

“Required Lenders” means, as of any date of determination, the Administrative Agent and Lenders having aggregate Percentages greater than or equal to 66 2/3%; provided, however, that if any Lender shall be a Defaulting Lender at such time, then Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amounts shall be excluded from the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director or manager of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee,

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which the Administrative Agent may agree)), has entered into a binding commitment to sell that has not settled.

“Sanctioned Country” has the meaning given to such term in Section 4.01(r).

“Sanctioned Person” has the meaning given to such term in Section 4.01(r).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, the French Republic, Her Majesty’s Treasury and/or any other relevant sanctions authority.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

~~“Screen Rate” has the meaning assigned to it in the definition of “LIBOR.”~~

“Second Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria:

(a)is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related underlying instruments that are reasonable and customary for similar Collateral Loans) under Applicable Law (other than a Collateral Loan that is second priority to a Permitted Working Capital Lien); and

(b)the Servicer determines in good faith that the value of the collateral securing the Collateral Loan (including based on enterprise value) on or about the time of origination or acquisition by the Borrower equals or exceeds the outstanding principal balance of the Collateral Loan plus the aggregate outstanding balances of all other Collateral Loans of equal or higher seniority secured by the same collateral.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, each Lender and the Securities Intermediary.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” means U.S. Bank National Association in its capacity as Securities Intermediary under the Account Control Agreement and any other entity as defined in Section 8-102(a)(14) of the UCC.

“Securitisation Regulation” means Regulation (EU) 2017/2402.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the
UCC.

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“Solvent” means, as to any Person, such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, specified by the Servicer to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent) the Servicer may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of an Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent and specified to the Collateral Agent.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Structuring Agent” means BNP Paribas Securities Corp.

“Substitute Eligible Collateral Loan” means each Eligible Collateral Loan pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 10.01(d).

“Synthetic Security” means a security or swap transaction (excluding, for purposes of this Agreement, a participation interest) that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to an Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate

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for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trade Date” has the meaning assigned to such terms in Section 1.04(1).

“TTM Recurring Revenue” means, with respect to any Obligor and any date, the Recurring Revenue for such Obligor for the trailing twelve months ending on such date, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the
UCC.

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“Unfunded Amount” means, with respect to any Collateral Loan, as of any date of determination, the unfunded commitment of the Borrower with respect to such Collateral Loan as of such date.

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Related Documents for each Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents).

“Unused Fees” has the meaning assigned to such term in the Lender Fee Letter.

“U.S. Government Securities Business Day” means any day except for (a) a
Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.03(g)(iii).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Loans included in the Aggregate Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Eligible Collateral Loan by (ii) such Eligible Collateral Loan’s contribution to the Aggregate Net Collateral Balance and dividing (b) such sum by the Aggregate Net Collateral Balance.

“Weighted Average Class 1 Advance Rate” means, as of any date of determination with respect to all Class 1 Loans included in the Aggregate Class 1 Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 1 Loan by (ii) such Class 1 Loan’s contribution to the Aggregate Class 1 Net Collateral Balance and dividing (b) such sum by the Aggregate Class 1 Net Collateral Balance.

“Weighted Average Class 2 Advance Rate” means, as of any date of determination with respect to all Class 2 Loans included in the Aggregate Class 2 Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 2 Loan by (ii) such Class 2 Loan’s contribution to the Aggregate Class 2 Net Collateral Balance and dividing (b) such sum by the Aggregate Class 2 Net Collateral Balance.

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reduction of the Facility Amount pursuant to this Section 2.07 shall be applied ratably among the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts.

Section 2.08 Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.09 Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. Neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.10    Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person;

(ii)subject any Affected Person to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Affected Person ~~or the London interbank market~~ any other condition, cost or expense (other than Taxes), affecting this Agreement or Advances made by such Affected Person by reference to ~~LIBOR~~the Benchmark or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to ~~LIBOR~~the Benchmark (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered as specified in a certificate delivered to the Borrower pursuant to clause (c) of this Section 2.10.

(b)Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the

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rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity coverage), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed; provided that the amounts payable under this Section 2.10(b) shall be without duplication of amounts payable under Section 13.03 and shall not include any Indemnified Taxes or Excluded Taxes.

(c)Certificates from Lenders. A certificate of an Affected Person setting forth in reasonable detail the basis for such demand and the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section 2.10 shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.10 for any costs, reductions, penalties or interest incurred more than nine months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to any increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.10, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.11 Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Date (or on the applicable date of prepayment) immediately following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented actual losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to ~~LIBOR~~the Benchmark and any loss

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sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) any Advance bearing interest that was computed by reference to ~~LIBOR~~the Benchmark by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, and (ii) if any payment or prepayment of any Advance bearing interest that was computed by reference to ~~LIBORthe Benchmark~~ is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.11 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.12 Inability to Determine Rates. If, prior to the first day of any Interest Accrual Period ~~or prior to the date of any Advance, as applicable,~~

(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or

(b)the Administrative Agent determines, following notice from the Required Lenders, that for any reason ~~adequate and reasonable means do not exist for determining LIBOR for the applicable Advances~~in connection with any request for an Advance or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Accrual Period with respect to a proposed Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender; provided that the Administrative Agent has made a similar determination with respect to similarly situated borrowers in similar facilities. ~~Thereafter,~~Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or maintain Advances with reference to Term SOFR shall be suspended (to the extent of the affected Advances or affected Interest Accrual Periods) until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice~~; provided that new Advances may be made at, and existing~~ (it being understood that the occurrence of any such event shall not require repayment of any Advances). Upon receipt of such notice, (i) the Borrower may revoke any pending request for borrowing of, conversion to or continuation of Advances (to the extent of the affected Advances or affected Interest Accrual Periods) or, failing that, will be deemed to have converted such request into a request for Advances in the amount specified therein bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin and (ii) any outstanding affected Advances ~~would~~will be ~~maintained and~~deemed to have been converted ~~to bear~~into Advances bearing interest at~~,~~ the Base Rate. For the avoidance of doubt, this Section 2.12 shall not apply during a Benchmark Unavailability Period.

Section 2.13 Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or

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Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)If the Administrative Agent and the Borrower agree that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 ~~LIBOR Discontinuation. Without prejudice to any other provision of this Agreement, each party hereto acknowledges and agrees for the benefit of each of the other parties hereto: (x) LIBOR (i) may be subject to methodological or other changes which could affect its value and/or (ii) may be permanently discontinued; and (y) the occurrence of any of the aforementioned events and/or a Benchmark Transition Event may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.~~Benchmark Replacement Setting.

(a)~~(b)~~ Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, ~~if~~upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date ~~have occurred prior to the Reference Time in respect of any setting of~~, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark~~, then (x) if~~ with a Benchmark Replacement ~~is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or~~

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~~any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting~~. Any such amendment with respect to a Benchmark Transition Event will become effective at ~~or after~~ 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~date notice of such Benchmark Replacement is provided~~Administrative Agent has posted such proposed amendment to ~~the~~all affected Lenders ~~without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document~~and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~Benchmark Replacement~~amendment from Lenders comprising the ~~Majority~~Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.18(a) will occur prior to the applicable Benchmark Transition Start Date.

~~(c)Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Facility Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.~~

(b)~~(d)~~ Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make ~~Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement~~Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document; provided that the Administrative Agent will promptly notify the Servicer and all the parties hereto of any such amendment.

(c)~~(e)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the ~~Lenders, the~~ Servicer~~, the Equityholder~~ and the Lenders (with a copy to the Collateral Agent) of (i) the implementation of any ~~occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related~~ Benchmark Replacement ~~Date,~~and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of ~~any~~a Benchmark Replacement~~, (iii) the effectiveness of any Benchmark Replacement Conforming Changes,~~. The Administrative Agent will promptly notify the Borrower of (~~iv~~x) the removal or reinstatement of any tenor of a Benchmark pursuant to ~~clause~~ Section 2.18(fd) ~~below~~ and (~~v~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the

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Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)~~(f)~~ Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR ~~or LIBOR~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in consultation with the Borrower, or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be ~~no longer~~ representative, then the Administrative Agent may, in consultation with the Borrower, ~~may~~ modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)~~(g)~~ Benchmark Unavailability Period. Upon the Borrower'’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Notice of Borrowing, or a request for a conversion to or continuation of ~~an Advance~~Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a Notice of Borrowing of or conversion to Advances bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(f)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document. The Administrative Agent will promptly notify the Borrower and the Lenders (with a copy to the Collateral Agent) of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g)~~(h)~~ Certain Defined Terms. As used in this Section 2.18:

USActive ~~55479929.4    -73-~~58363225.2
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~~"~~“Available Tenor~~"~~” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark~~, as applicable,~~ (or component thereof) that is or may be used for determining ~~the length of an Interest Accrual Period~~any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to Section 2.18(~~e~~d).

~~"~~“Benchmark Replacement~~"~~” means~~, for~~ with respect to any ~~Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable~~ Benchmark ~~Replacement Date:~~

~~(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;(3)~~ Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower ~~as the replacement for the then-current Benchmark for the applicable Corresponding Tenor~~ giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement ~~for~~to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, ~~in the case of clause (1),~~if such ~~Unadjusted~~ Benchmark Replacement ~~is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in consultation with the Borrower; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Facility Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~

~~If the Benchmark Replacement as~~as so determined ~~pursuant to clause (1),~~
~~(2) or (3) above~~ would be less than the Floor, ~~the~~such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

USActive ~~55479929.4    -74-~~58363225.2
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~~"~~“Benchmark Replacement Adjustment~~"~~” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement ~~for any applicable Interest Accrual Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent in consultation with the Borrower:~~

~~(a)~~, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) ~~as of the Reference Time such Benchmark Replacement is first set for such Interest Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Accrual Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero)~~ that has been selected by the Administrative Agent and the Borrower ~~for~~(or the ~~applicable Corresponding Tenor~~Servicer on its behalf) giving due consideration to (~~x~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date and/~~or (~~y~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time~~;~~

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion~~.

~~"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes~~

USActive ~~55479929.4    -75-~~58363225.2
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~~(including changes to the definition of "Business Day," the definition of "Interest Accrual Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).~~

~~"~~

“Benchmark Replacement Date~~"~~” means the earliest to occur of the following events with respect to the then-current Benchmark:

~~(1)~~(1) in the case of clause (1) or (2) of the definition of ~~"~~“Benchmark Transition Event,~~"~~” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

~~(2)~~(2) in the case of clause (3) of the definition of ~~"~~“Benchmark Transition Event,~~"~~” the first date ~~of~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the ~~public~~most recent statement or publication ~~of information~~ referenced ~~therein;(3)~~ in ~~the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.18(c); or~~such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders; provided that the Lenders may object to the Benchmark Replacement Adjustment only.~~

USActive ~~55479929.4    -76-~~58363225.2
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For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

~~"~~“Benchmark Transition Event~~"~~” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

~~(1)~~(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

~~(2)~~(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

~~(3)~~(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

~~"~~

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“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (1) the applicable Benchmark Replacement Date and (2) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period~~"~~” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18.

~~"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

~~"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~

~~"Early Opt-in Election" means, if the then-current Benchmark is LIBOR, the occurrence of:~~

~~(1)a notification by the Administrative Agent to (or the~~ request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such ~~notice and are publicly available for review), and~~

~~(2)the joint election by the Administrative Agent and the~~ Borrower to trigger a fallback from LIBOR and the provision by the ~~Administrative Agent of written notice of such election to the Lenders.~~

~~"Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States of America.~~

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~~"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.~~

~~"ISDA Definitions" means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

~~"NYFRB" means the Federal Reserve Bank of New York.~~

~~"NYFRB's Website" means the website of the NYFRB at http://www. newyorkfed.org, or any successor source.~~

~~"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two Business Days prior to the first day of the LIBOR Period, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.~~

~~"Relevant Governmental Body" means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.~~

~~"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.~~

~~"SOFR Administrator" means the NYFRB (or a successor administrator of the secured overnight financing rate).~~

~~"SOFR Administrator’s Website" means the NYFRB’s Website, currently at http://www. newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

~~"Term SOFR" means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~"Term SOFR Notice" means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

~~"Term SOFR Transition Event" means the determination by the Administrative Agent in its reasonable discretion in consultation with the Borrower that~~
~~(a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b)~~

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~~the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.18 that is not Term SOFR.~~

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Initial Advance. The obligation of each
Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)each of the Facility Documents (other than the Collateral Agent Fee Letter, which shall be delivered directly to the Collateral Agent) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)true and complete copies of the Constituent Documents of the Borrower, the Equityholder and the Servicer as in effect on the Closing Date;

(c)a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its member approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(d)[Reserved];

(e)[Reserved];

(f)a certificate of a Responsible Officer of the Servicer certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (iv) as to the incumbency and specimen

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has or is deemed to have knowledge of such matters or taking any steps to preserve rights against prior parties or other rights pertaining to any Collateral.

(j)In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties hereto agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available to such party in order to enable the Collateral Agent to comply with such requirements.

(k)If U.S. Bank, U.S. Bank National Association or the Collateral Agent is also acting in another capacity, including as Custodian or Securities Intermediary, the rights, protections, immunities and indemnities afforded to U.S. Bank, U.S. Bank National Association or the Collateral Agent pursuant to this Article XII shall also be afforded to U.S. Bank, U.S. Bank National Association or the Collateral Agent acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Custodian Agreement, Account Control Agreement or any other Facility Documents to which
U.S. Bank, U.S. Bank National Association or the Collateral Agent in such capacity is a party.

(l)The Collateral Agent shall not have any obligation to determine if a Collateral Loan meets the criteria specified in the definition of Eligible Collateral Loan or if the requirements set forth in the definition of “Deliver” have been satisfied.

(m)The Collateral Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of ~~LIBOR~~Term SOFR (or any other applicable index, floating rate, interest rate or Benchmark Replacement), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Replacement Date, Benchmark Transition Event~~,~~ or Benchmark Unavailability Period ~~or Early Opt-In Election~~, (ii) to select, determine or designate any Benchmark Replacement or other alternate benchmark rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment or other modifier to any Benchmark Replacement or other replacement or successor rate or index, or (iv) to determine whether or what ~~Benchmark Replacement~~ Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

(n)The Collateral Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of ~~LIBOR~~Term SOFR (or any Benchmark Replacement or other applicable index, floating rate or other Interest Rate) and absence of any Benchmark Replacement or other replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent, the Borrower or the Servicer, in providing any direction, instruction, notice or information required or

USActive ~~55479929.4    -144-~~58363225.2
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Section 13.24 EU Transparency Requirements.
(a)The Borrower has agreed to be the designated reporting entity for purposes of Article 7(2) of the Securitisation Regulation, and has agreed to make available to (A) any Lender, (B) any potential Lender and (C) any Competent Authority (as defined under the Securitisation Regulation) (each, a “Relevant Recipient”) the documents, reports and information necessary to fulfil any applicable reporting obligations under the EU Transparency Requirements, including, but not limited to each of the Investor Reports and the Portfolio Reports.

(b)Without prejudice to their rights hereunder and without accepting any liability, each Relevant Recipient a party hereto acknowledges (or in the case of additional Lenders, shall acknowledge) that the agreed form of the transaction summary as set out in Schedule 10 is the transaction summary to be provided to each Relevant Recipient by the Borrower in accordance with the requirements of Article 7(1)(c) of the Securitisation Regulation. The Borrower (or the Servicer on its behalf) shall make the same available to the Competent Authorities to the extent required under the EU Transparency Requirements.

(c)None of the Borrower and the Servicer shall be liable for the relevant Lender’s compliance with such Lender’s own obligations under the Securitisation Regulation or any other similar regulatory obligations. For the avoidance of doubt, the preceding sentence shall not limit the liability of the Borrower or the Servicer for any breach of their respective obligations under this Agreement, including this Section 13.24.

USActive ~~55479929.4    -1-~~58363225.2
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APPENDIX B

SCHEDULE 1
INITIAL INDIVIDUAL LENDER MAXIMUM FUNDING AMOUNTS AND PERCENTAGES

Lender	Initial Individual Lender Maximum Funding Amount	Percentage of Initial Individual Lender Maximum Funding Amount to Maximum Facility Amount
BNP Paribas	$500,000,000	100%

US-DOCS\132982705.3